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                  [LETTERHEAD OF MACKENZIE PARTNERS, INC.]


NEWS RELEASE

CONTACT:
Stan Kay
MacKenzie Partners, Inc.
(212) 929-5940


FOR IMMEDIATE RELEASE:
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            WYSER-PRATTE/SPEAR, LEEDS INCREASES REXENE STAKE TO 13.2%
           TO MOVE FORWARD WITH DELAWARE ACTION TO CHANGE RECORD DATE

NEW YORK, NEW YORK, March 14, 1997 -- Guy P. Wyser-Pratte of Wyser-Pratte & Co., Inc. and Fred Kambeitz of Spear, Leeds & Kellogg announced today that during this week they had increased their stock ownership in Rexene Corporation (NYSE: RXN) by 611,100 shares, bringing the group's stake to a total of 2,483,800 shares or approximately 13.2% of the Company.

Mr. Wyser-Pratte and Mr. Kambeitz also announced that the Rexene Corporation Board of Directors has rejected a settlement offer to fix April 8 as the record date for the Company's April 30, 1997 special meeting, and that as a result they would move forward with a lawsuit to change the record date.

Mr. Wyser-Pratte and Mr. Kambeitz made the settlement proposal in a letter delivered to the Rexene directors on March 7, just days after Wyser-Pratte/Spear Leeds filed a complaint in Delaware Chancery Court seeking to move the record date from April 18, the date set by management, to April 1.

Mr. Wyser-Pratte and Mr. Kambeitz commented, "We offered a reasonable compromise -- a record date of April 8 -- which was rejected in a letter delivered to us by Rexene late Tuesday."

"We believe this is all too typical behavior," they continued, "for a board which accuses us of wasting corporate assets by forcing Rexene to fight this battle. Clearly this Board prefers the expense of litigation fought with shareholder funds, rather than accepting an opportunity for a fair settlement on behalf of all shareholders. The April 18 date set by management will only disenfranchise shareholders and tilt the playing field in favor of incumbent management. Because of the Board's rejection of our offer, we have no choice but to promptly move forward with our lawsuit in Delaware."


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                             PARTICIPANT INFORMATION

Mr. Wyser-Pratte owns beneficially 1,369,700 shares of Rexene common stock representing approximately 7.3% of the outstanding shares. Spear, Leeds & Kellogg owns beneficially 1,114,100 shares

                                    - more -

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Wyser-Pratte/Spear, Leeds
March 14, 1997
Page Two

of common stock, representing approximately 5.9% of the outstanding shares. The nominees of Mr. Wyser-Pratte and Spear, Leeds & Kellogg for election at the special meeting to the board of directors of Rexene are Messrs. Mauch, Macey, McQuade and Pasman. Mr. McQuade own beneficially 2,000 shares of Rexene common stock. Eric Longmire of Wyser-Pratte & Co.,Inc. and Werner Goeckel are also participants. It is anticipated that Mr. Goeckel will be added to the board of directors of Rexene after the special meeting. Mr. Goeckel owns beneficially 4,200 shares of Rexene common stock.